Consulting Agreement

         This consulting agreement dated this 9th day of January, 2006 by and between Global Consulting Group, Inc., a corporation organized under the laws of the State of Maryland having its principle office at 180 Admiral Cochrane Drive, Suite 360 Annapolis, MD 21401 (hereinafter referred to as The Company), and EYI Industries, Inc. (hereinafter referred to as The Client).

                                    Recitals

         I. The Client desires to obtain consulting services from The Company as more particularly described herein ("Scope of Services and Manner of Performance").

         II. The Company is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement.

         Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, The Company and The Client hereby agree as follows.

                                      Terms

1. Scope of Services. The Company will perform financial consulting for and on behalf of The Client in relation to interactions with broker-dealers and will consult with and advise The Client on matters pertaining to corporate exposure/investor awareness, telephone marketing/advertising campaigns, business modeling and development and the release of press materials.

2. Manner of performance. It is intended that The Company will provide research on E.Y.I. Industries, Inc. (hereinafter referred to as EYII) and distribute company material to institutions, portfolio managers, broker-dealers, financial advisors and other persons whom The Company determines in its sole discretion, are capable of disseminating such information to the general public. Specifically, the Company shall assign 3 consultants to call stockbrokers to create awareness of EYII and distribute information to said stockbrokers. It is estimated that 3,000 stockbrokers will be called and informed over the course of one month. The Company agrees to work the longer of one month or until 3,000 positive broker telephone presentations have been made. The Company will also advise The Client concerning marketing and promotional matters relating to its business. The Company will act upon The Client's behalf in the professional investment community. It is expressly agreed and acknowledged that The Company will not be expected to provide investment advice or recommendations regarding EYII to anyone. The Company will focus on contacting persons, generally through conventional communications in order to familiarize them with information concerning EYII. Additionally, The Company shall be available for advice and counsel to the officers and directors of EYII at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time allocated by The Company, shall be determined at the sole discretion of The Company.

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3. Status of Consultant. The Company shall act as an independent Consultant and not as an agent or employee of The Client and The Company shall make no representation as an agent or employee of The Client. The Company shall furnish insurance and be responsible for all taxes as an independent Consultant. The Company shall have no authority to bind The Client or incur other obligations on behalf of The Client. Likewise, The Client shall have no authority to bind or incur obligations on behalf of The Company.

4. Disclosure of Material Events. The Client agrees to promptly disclose to The Company those events/ discoveries which are known and/or anticipated that may or conceivably may have an impact on the stock price, business operations, future business, or public perception of EYII. These disclosures may have a material impact on the ability and effectiveness of The Company and service rendered. It shall be understood that excluded from this disclosure shall be information deemed to be non-public or "inside" information.

5. Confidentiality Agreement. In the event The Client discloses information to The Company that The Client considers to be secret, proprietary or non-public and so notifies The Company, The Company agrees to hold said information in confidence. Proprietary information shall be used by The Company only in connection with services rendered under this Agreement. Proprietary information shall not be deemed to include information that is in or becomes in the public domain without violation of this Agreement by The Client, or is rightfully received from a third entity having no obligation to The Client and without violation of this Agreement. In reciprocal, The Client agrees to hold confidential all trade secrets of and methods employed by The Company in fulfillment of services rendered.

6. Indemnification. The Client agrees to indemnify and hold harmless The Company against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Company may become subject to, because of the actions of The Client or its agents. Likewise, The Company agrees to indemnify and hold harmless The Client against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Client may become subject to, because of the actions of The Company or its agents. The Company is willing and capable of providing services on a "Best Efforts" basis. Payment by The Client to The Company is irrevocable and irreversible.

7. Conflict of Interest. The Company shall be free to perform services for other persons. The Company will notify The Client of its performance of consulting services for any other Client that could conflict with its obligations under this agreement.

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8. Term. Refer to Schedule A.

9. Payment. Refer to Schedule B.

10. Payment Instructions. Refer to Schedule C.

11. Client Certification. N/A.

12. Severability. This agreement may be dissolved at any time at the express consent of both parties. In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this agreement shall be interpreted as if only that part is invalid and that the parties to this agreement will continue to execute the rest of this agreement to the best of their abilities unless both parties mutually consent to the cancellation of this agreement.

13. Program Evaluation. It is agreed that the Client will conduct a program evaluation every four weeks of service. If for any reason, the Client is dissatisfied with the program and wishes to discontinue services provided by the Company, they shall, at that time, have the option to terminate. It is understood that upon early termination, all dates and lengths of commitment indicated throughout this agreement will be adjusted accordingly.

         This agreement shall be interpreted in accordance with the laws of the State of Maryland. This agreement and attached schedules constitutes the entire contract of the parties with respect to the matters addressed herein and no modifications of this agreement shall be enforceable unless said modification is in writing and signed by both The Company and The Client. This agreement is not assignable by either party without the consent of the other.

         In witness hereof The Company and The Client have caused this agreement to be executed on the date indicated in Schedule A.

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                                   Schedule A

Term of Commitment

The term of commitment between The Company and The Client shall be for a period of 1 month. Commitment shall begin upon execution, by both parties, of this agreement. Provided that compensation has been received, services to be provided shall begin on or about January 13th 2006 and will continue for the following 20 business days.

                                   Schedule B
Payment

$15,000 USD due upon execution



                                   Schedule C

Payment Instructions
Payment shall be made via wire transfer of funds according to the following instructions:

                                    Bank of America
                                    2120 West St.
                                    Annapolis, MD 21401

                                    ABA #:  026009593
                                    F/B/O:   Global Consulting Group, Inc.
                                    Account number: 003937989657

EYI Industries, Inc.
Authorized person  x /s/ signed  Title President  Date 12/18/05
I hereby certify that I agree to the terms of the consulting agreement above and am authorized to enter into this consulting agreement.

Global Consulting Group, Inc.
Authorized person  x/s/ signed Title President  Date 12/19/05
I hereby certify that I agree to the terms of the consulting agreement above and am authorized to enter into this consulting agreement.


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